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                                                                 EXHIBIT 2.2


                            NONCOMPETITION AGREEMENT

         This Noncompetition Agreement (this "Agreement") is made as of ____________, 1998, by and among Packaged Ice, Inc., a Texas corporation ("Purchaser"), and Suiza Foods Corporation, a Delaware corporation ("Seller").


                             PRELIMINARY STATEMENTS

         Seller was the holder of all of the outstanding capital stock of Reddy Ice Corporation, a Delaware corporation (the "Company"), which was sold to Purchaser pursuant to that certain Stock Purchase Agreement dated as of March 27, 1998 (the "Stock Purchase Agreement")

         Section 3.2(c) of the Stock Purchase Agreement requires that Seller execute and deliver a noncompetition agreement as a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement.

                                   AGREEMENT

         For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.       ACKNOWLEDGMENTS BY SELLER.

         Seller understands, acknowledges and agrees that (a) Purchaser has required that Seller make the covenants set forth in Sections 2 and 3 of this Agreement as a condition to Purchaser's acquisition of the Company; (b) the provisions of Sections 2 and 3 of this Agreement are reasonable (including with respect to duration, geographical area and scope) and do not impose a greater restraint on Seller than is necessary to protect the goodwill or other business interest of Purchaser; (c) the provisions set forth in Sections 2 and 3 are not oppressive to Seller nor injurious to the public; and (d) Purchaser would be irreparably damaged if Seller were to breach the covenants set forth in Sections 2 and 3 of this Agreement.

2.       CONFIDENTIAL INFORMATION.

         Subject to Section 8.3 of the Stock Purchase Agreement, Seller acknowledges and agrees that all confidential information known or obtained by Seller, whether before or after the date hereof, relating to the Company is now the property of Purchaser. Therefore, Seller agrees that it will not, at any time, disclose to any unauthorized persons or use for its own account or for the benefit of any third party any such confidential information, without the prior written consent of Purchaser, unless and to the extent that such confidential information:

         (i) is or becomes generally known to and available for use by the public, other than as a result of the fault of Seller, including, without limitation, Seller's officers, directors, employees,


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consultants, agents and investment bankers ("Representatives") or any other person bound by a duty of confidentiality to Purchaser,

         (ii) becomes available to Seller on a non-confidential basis from a source other than Purchaser, provided that such source is not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to Purchaser, or

         (iii) Seller or any of its Representatives are compelled to disclose by judicial or administrative process or, in the opinion of Seller' counsel, by other mandatory requirements of law.

         Seller agrees to deliver to Purchaser at any time Purchaser may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing, excluding Seller's personal copies of the transactional documents related to the aforementioned Stock Purchase Agreement ), relating to the Company that Seller may then possess or have under its control. Seller's obligations with respect to this Section 2 shall terminate five (5) years after the date of this Agreement.

3.       NONCOMPETITION.

         As an inducement for Purchaser to enter into and consummate the Stock Purchase Agreement, and in exchange for the consideration paid to Seller under the Stock Purchase Agreement, Seller covenants and agrees that:

         (a) For a period of five (5) years after the date hereof within a three hundred (300) mile radius of any packaged, block, agricultural or dry ice manufacturing or distribution facility of Purchaser, any subsidiary of Purchaser or Reddy Ice Corporation in existence on the date hereof (the "Territory"):

                 (i) Neither Seller nor any of its subsidiaries will directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Purchaser or any of its subsidiaries as it relates to the production, distribution, transportation, and sale of packaged, block, agricultural or dry ice products; provided, however, Seller may own not more than 5% of the outstanding capital stock of a publicly held company engaged in any such business, and provided further, that Seller may acquire companies in the Territory with respect to which the production, distribution, transportation and sale of packaged, block, agricultural or dry ice products is incidental so long as Seller (a) disposes of such incidental business within 180 days following the acquisition thereof and (b) with respect to such disposition, provides Purchaser with a right of first refusal to purchase such incidental business at the same price and on substantially the same terms as Seller proposes to dispose of such business to any third party, which right Purchaser may exercise within ten days after receipt of the forms of definitive documentation for such proposed disposition. If Purchaser so elects to exercise its right to acquire such business, Purchaser and Seller shall promptly thereafter enter into definitive agreements for such acquisition substantially similar to the definitive documentation for the proposed disposition to the third party;



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                 (ii)     As it relates to the manufacture, distribution and
sale of packaged, block, agricultural or dry ice products by Purchaser or any of its subsidiaries, neither Seller nor any of its subsidiaries will, directly or indirectly, either for its own behalf or on behalf of any other person or entity, solicit the business of any person or entity known to Seller to be a customer or prospective customer of Purchaser or any of its subsidiaries, whether or not Seller had personal contact with such customer or prospective customer of Purchaser or any of its subsidiaries, with respect to products or activities which compete in whole or in part with the products or activities of Purchaser or any of its subsidiaries.

         (b) For a period of two (2) years after the date hereof, neither Seller nor any of its subsidiaries will directly or indirectly, for its own behalf or on behalf of any other person or entity, (i) solicit or attempt to solicit any employee of Purchaser or any of its subsidiaries or attempt to encourage any such employee to leave the employ of Purchaser or any of its subsidiaries, or (ii) induce or attempt to induce any customer, supplier, licensee, or business relation of Purchaser or any of its subsidiaries to cease doing business with Purchaser or any of its subsidiaries; and

         (c) For a period of two (2) years after the date hereof, neither Seller nor any of its subsidiaries will, directly or indirectly, for its own behalf or on behalf of any other person or entity, knowingly employ or otherwise engage as an employee, independent contractor or otherwise any employee of Purchaser or any of its subsidiaries.

         (d) In the event of a breach by Seller of any covenant set forth in Subsection 3(a), (b) or (c) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

4.       REMEDIES.

         If Seller breaches any covenant set forth in Section 2 or 3 of this Agreement, Purchaser will be entitled to the following remedies:

         (a)     damages from Seller; and

         (b) in addition to its right to damages and any other rights Purchaser may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 2 and 3 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Purchaser and would be an inadequate remedy for such breach.

5.       SUCCESSORS AND ASSIGNS.

         This Agreement will be binding upon Seller and its assigns, heirs and legal representatives and will inure to the benefit of Purchaser and its affiliates, successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by Seller. Purchaser shall have the right to assign its rights under this Agreement to any entity which acquires all or substantially all of the assets or stock of Purchaser.


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6.       WAIVER.

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law:

         (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing and signed by the other party;

         (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

         (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.       GOVERNING LAW.

         This Agreement will be governed by the laws of the State of Texas.

8.       JURISDICTION.

         The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the District Court of Dallas County, Texas.

9.       SEVERABILITY.

         Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held by a court of competent jurisdiction to contain limitations as to time, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser, the court shall reform the covenants to the extent necessary to cause the limitations contained in the covenants as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of Purchaser and enforce the covenants as reformed.


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10.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.      SECTION HEADINGS, CONSTRUCTION.

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.      NOTICES.

         All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when:
(a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to other parties):

 Seller:                Suiza Foods Corporation
                        3811 Turtle Creek Blvd., Suite 1300
                        Dallas, Texas 75219
                        Attention:  Gregg L. Engles, Chief Executive Officer

 With a copy to:        Hughes & Luce, L.L.P.
                        1717 Main Street, Suite 2800
                        Dallas, Texas 75201
                        Attention:  William McCormack, Esq.

 Purchaser:             Packaged Ice, Inc.
                        8572 Katy Freeway, Suite 101
                        Houston, Texas 77024
                        Attention: A.J. Lewis, President

 With a copy to:        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        300 Convent Street, Suite 1500
                        San Antonio, Texas 78205
                        Attention:  Alan Schoenbaum, Esq.



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13.      ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                           [NONCOMPETITION AGREEMENT
                            SIGNATURE PAGE FOLLOWS]




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                   [NONCOMPETITION AGREEMENT SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.



                            SUIZA FOODS CORPORATION


                            By:
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                                     Print Name:
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                                     Print Title:
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                            PACKAGED ICE, INC.


                            By:
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                                     Print Name:
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                                     Print Title:
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